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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 200,000 shares of common stock in the Vista Medical Technologies, Inc. 1997 Stock Option/Stock Issuance Plan and 100,000 shares of common stock in the Vista Medical Technologies, Inc. 1997 Employee Stock Purchase Plan of our report dated January 27, 2003, (except for Note 10, as to which the date is March 3, 2003), with respect to the consolidated financial statements and schedule of Vista Medical Technologies, Inc. included in its Annual report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST& YOUNG LLP

Boston, Massachusetts September 30, 2003

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  Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS